UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 7, 2005

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Powell Street, Suite 600
Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 7, 2005, LECG Corporation (the “Company”), and its subsidiary, LECG, LLC, a California limited liability company (“LECG”), entered into an agreement to acquire substantially all of the assets of Neilson Elggren LLP, a privately held financial and insolvency expert and consulting services firm based in Salt Lake City, Utah (“NELLP”).  The signed agreement is that certain Asset Purchase Agreement by and among the Company, LECG, NELLP, and Vernon L. Calder, Thomas P. Jeremiassen, David J. Judd, R. Todd Neilson, Paul N. Shields and D. Ray Strong (the foregoing individuals collectively, the “NELLP Partners”).  The purchase price of $4.0 million consists of $3.75 million to be paid in cash at closing and $250,000 in unregistered shares of common stock of the Company to be issued at closing.  The per share price of the unregistered common stock component will be based upon the average NASDAQ closing price of the Company’s common stock for the twenty (20) trading days prior to entry into the agreement.  Additional performance payments of up to $3.75 million in the aggregate may be earned over the next five (5) years if specific annual revenue growth and profitability targets are met.  An additional performance payment of up to $1.5 million may be earned at the end of that same five (5) year period if specific revenue growth and profitability targets are met on a cumulative basis for such period.  LECG expects to retain the services of the NELLP Partners and approximately eighteen (18) members of NELLP’s professional and administrative staff.

Item 8.01.  Other Events

On October 12, 2005, the Company issued a press release, a copy of which is being filed herewith, announcing (i) the proposed acquisition of substantially all of the assets of NELLP, as more particularly described in Item 1.01 hereof, and (ii) recent expert hires and departures and certain other information related thereto.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits.

99.1         Press Release issued by LECG Corporation on October 12, 2005 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2005	LECG Corporation (Registrant)

	By:	/s/ John C. Burke
John C. Burke,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by LECG Corporation on October 12, 2005.